SUB ADVISORY AGREEMENT
                             ----------------------


THIS SUB ADVISORY AGREEMENT (the "Agreement") made as of [____________], entered into by and between EKN Asset Management Group, Inc. a corporation organized in the State of New York (the "Investment Advisor") and CFM Advisors, Inc. a corporation organized in the State of New York (the "Sub Advisor").

                             PRELIMINARY STATEMENTS

WHEREAS, the Investment Advisor is registered with the Securities and Exchange Commission as an investment advisor, and is the appointed investment advisor to The Ehrenkrantz Trust - Ehrenkrantz Growth Fund (the "Trust"), an investment company registered under the Investment Company Act of 1940, and

WHEREAS, the Investment Advisor desires to avail itself of the expertise of, and sources of information, advice, and assistance available to, the Sub Advisor, and also desires to have the Sub Advisor perform investment advisory services, and

WHEREAS, the Sub Advisor is registered with the Securities and Exchange Commission as an investment advisor, and is willing to provide its expertise, and sources of information, advice, and assistance, to the Investment Advisor, and to perform investment advisory services, under the terms and conditions in this Agreement.

                                    AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

     1. Appointment: Subject to the next sentence, the Investment Advisor hereby appoints the Sub Advisor as Sub Advisor to the Trust's No Load Funds and Class A Shares. The Sub Advisor hereby accepts this appointment and agrees to render the services set forth in this Agreement in exchange for the compensation provided herein.

     2. Investment Advisory Services: The Sub Advisor will provide to the Investment Advisor investment research and advice, make recommendations regarding the management and portfolio allocations of the investor accounts for No Load Funds and Class A Shares (the
          "Accounts") held with the Trust, and purchase, sell, reinvest, exchange, convert and trade the assets of the Accounts as well as place orders for the purchase and sale of the assets of the Accounts, subject to the review and approval of the Investment Advisor which, in turn, is subject to the direction of the Trustees of the Trust. Such services provided by the Sub Advisor shall conform and adhere (i) to the Investment Objectives, and Investment Limitations of the Accounts as expressed in the Prospectus and Statement of Additional Information of the Ehrenkrantz Trust - Ehrenkrantz Growth Fund, (ii) the Investment Advisory Agreement between the Investment Advisor and the Trust, and (iii) all applicable laws, rules and regulations of governmental, regulatory and self-regulatory bodies.

     3. Services not Exclusive: This Agreement is non-exclusive and the Sub Advisor, including its directors, officers, and employees, may furnish similar services to others and may trade for their own accounts while this Agreement is in effect, and shall not thereby be deemed to be acting in conflict with the interests of the Trust or the Accounts, subject to the next sentence. The Sub Advisor, including its directors, officers, and employees, shall not take actions or provide any services for its own (or their own) benefit, or for other accounts that differ from, or are inconsistent or in conflict with, the recommendations, advice and other services furnished to the Investment Adviser pursuant to this Agreement.

     4. No Custody: The Sub Advisor shall at no time have the right to physically possess the securities of the Accounts or have such securities registered in its own name. The Sub Advisor shall have no responsibility with respect to the collections or disbursement of monies, reclamation of withheld taxes, physical acquisition or safekeeping of the securities held in the Accounts.

     5. Securities Trading: The Sub Advisor agrees that, unless otherwise instructed or permitted by the Investment Advisor, all orders placed for securities held by, or to be acquired for, the Accounts shall be placed through the trading services provided by Ehrenkrantz King Nussbaum, Inc., a registered Broker/Dealer and an NASD member.

     6. Limitations of Sub Advisor Authority: Except where otherwise expressly granted under the terms of this Agreement with regard to the placing of orders to purchase or sell securities held within the Accounts, the Sub Advisor shall not have authority to enter into any agreements, contracts, relationships, or in any way have the capacity to bind either the Investment Advisor or the Trust.

     7. Proxy Voting: The Sub Advisor shall have no obligations or authority to take any action or render any advice with respect to the voting of proxies solicited by or with respect to issuer securities held in the Accounts.

     8. Compensation: The Investment Advisor will pay the Sub Advisor, as compensation for investment advisory services hereunder, fees in accordance with the fee schedule annexed hereto as Schedule A (the "Advisory Fee"). The Sub Advisor shall not be compensated on the basis of a share of capital gains or upon the capital appreciation of assets on any portion of the assets in the Accounts. Unless expressly provided for in Schedule A or are "pass through" expenses which the Trust is obligated to bear or reimburse the Investment Advisor for under the Investment Advisor Agreement, all expenses incurred by the parties in the performance of their obligations under this Agreement shall be borne exclusively by the party incurring them.

     9. Indemnification: The parties hereby agree to indemnify one another, and their directors, officers, and employees, and any of the executors, heirs, assigns, successors, or other legal representations ("Indemnified Persons"), from and against any and all losses, expenses, costs, claims, damages or liabilities, joint or several, including without limitation, reasonable attorneys' fees and disbursements, arising out of the non-performance of their respective obligations under and pursuant to this Agreement.

     10. Effective Date, Duration and Termination: This Agreement shall be effective immediately, but shall be conditioned upon approval by the Trustees of the Trust and, if required, the Trust's shareholders. This Agreement may be terminated by the Sub Advisor or Investment Advisor at any time by giving at least sixty (60) calendar days' prior written notice of termination. In the event notice of the termination of this Agreement is given by either party, the Sub Advisor agrees that it will continue to perform and be bound by this Agreement pending the date the Agreement terminates.

     11.  Disclosure  Statement:  the Investment Advisor acknowledges receipt of
          Part II of the Sub Advisors' Form ADV.

     12. Notice: All notices and other communications hereby shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) transmitted by electronic mail (with confirmation), (d) mailed by certified or registered mail (return, receipt requested) or (e) delivered by express courier (with confirmation) to the parties at the addresses (or such other address for a party as shall be specified by like notice) set forth after their names at the end of this Agreement.

     13. Sub Advisor Appoint as Director: Promptly upon the execution of this Agreement the parties shall request that the Trust appoint Jason Schwartz as a Trust Director and have him remain (and reappointed) a director for so long as (i) the investment advisory agreement between the Trust and the Investment Advisor has not been termination or notice of its future termination has not been given or (ii) neither the Investment Advisor nor the Sub Advisor has terminated or given notice of termination of this Agreement.

     14. Redemption Fee Waiver: Promptly upon the execution of this Agreement the parties shall request that the Trust take such steps as are necessary to provide for a waiver of redemption fees on the minimum number of days permitted by law, with regards to all investors introduced to the Trust by the Sub Advisor.

     15. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

          This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral. No change in or modification of this Agreement shall be binding unless the same shall be in writing and signed by the parties hereto. Each of the parties represents that in entering into this Agreement it is not relying on any representations, promises, or statements of any person (including the other parties) not expressly set forth herein.

          This Agreement was made in and shall be governed by and construed in accordance with the laws of the State of New York.

          It is agreed that in the event any provision of this Agreement shall be adjudged to be invalid or unenforceable according to any applicable laws, the remaining provisions of this Agreement and the application thereof to any person or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

          The parties acknowledge and agree that they have mutually negotiated and selected all of the language used in this Agreement and, accordingly, in the event of a disagreement over, or any ambiguity in, the meaning of any of the language, terms and provisions of this Agreement, there shall be no presumption that any language, term, provision or ambiguity be construed against either one another;

          Each of the parties represents that it has read all of the terms and provisions of this Agreement, fully understands them, and has been advised by counsel before entering into this Agreement with respect to the meaning, import and legal ramifications of all of the terms and provisions of this Agreement.

EKN Asset Management Group, Inc.                  CFM Advisors, Inc.

Address:                                          Address:

By:  __________________________                   By:  _________________________

                            SCHEDULE A - FEE SCHEDULE

                             SUB ADVISORY AGREEMENT

                                     BETWEEN

             EKN Asset Management Group, Inc. and CFM Advisors, Inc.


          CFM Advisors, Inc. shall receive, as and for its compensation pursuant to the Sub Advisory agreement, fifty (50%) percent of all advisory fees EKN Asset Management Group, Inc. receives from The Ehrenkrantz Trust - Ehrenkrantz Growth Fund attributable to Accounts (as defined in the Sub Advisory Agreement) for No Load Funds and Class A Shares.

          EKN Asset Management Group, Inc. shall not have any authority in its dealings with the Trust to waive or forego receipt of compensation to which CFM Advisors, Inc. is entitled under the Sub Advisory Agreement.


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